Exhibit 99.1

RONIN TRADING AND SW INVESTMENT MANAGEMENT ANNOUNCE ADDITIONAL NOMINATIONS TO BOARD OF PEREGRINE PHARMACEUTICALS

CDMO Executive Richard (Rick) B. Hancock and Life Sciences Executive Joel McComb Join Slate of Six Highly Qualified Candidates for Election at Upcoming 2017 Annual Meeting

Ronin Reiterates Demand for Peregrine to Hold 2017 Annual Meeting without Further Delay

CHICAGO, IL, OCTOBER 27, 2017 – Ronin Trading, LLC and SW Investment Management LLC (together with the other participants in their solicitation, “Ronin” or “we”), collectively the largest stockholder of Peregrine Pharmaceuticals, Inc. (“Peregrine” or the “Company”) (NASDAQ:PPHM), with aggregate beneficial ownership of approximately 9.6% of the Company’s outstanding shares of common stock, today issued the following statement with respect to Peregrine.

We are glad to announce our additional nominations of Richard (Rick) B. Hancock, a +30-year biologic contract design and manufacturing organization (“CDMO”) veteran, and Joel McComb, an entrepreneur and +25-year veteran of life sciences companies, for election to Peregrine’s Board of Directors (the “Board”) at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). We believe Mr. Hancock’s prior experience as the President and CEO of Althea Technologies, Inc. (“Althea”), a large molecule CDMO that was acquired by Ajinomoto Co., Inc. in 2013 for $175 million, as well as his years of cGMP manufacturing experience prior to Althea, make him well qualified for the Board. We believe Mr. McComb’s decades of experience in senior roles at major life sciences companies and deep understanding of the processes and equipment used for analysis and production during biologic drug discovery will make him a valuable addition to the Board. Messrs. Hancock and McComb’s impressive qualifications, which are discussed in greater detail below, make them great additions to our previously announced slate of nominees – James J. Egan, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian.

We remain confident that stockholders are eager for a wholesale change to the composition of the Board and executive leadership regardless of the Company’s eleventh-hour actions. It is apparent to us that the long-standing incumbent non-employee directors, Carlton M. Johnson Jr., David H. Pohl and Eric S. Swartz, continue to place their interests ahead of the Company and its stockholders, most recently by disclosing an amended non-employee director compensation program that pays a much smaller cash retainer; yet, it is not applicable to Messrs. Johnson, Pohl and Swartz as they are expected to “transition to the new non-employee director compensation program over a period of time,”1 whatever that means. We reiterate our demand for the Company to promptly hold the 2017 Annual Meeting so stockholders have the opportunity to elect representatives capable of representing stockholders’ best interests. With the Company having its slate of directors in place, what excuse is left now for failing to call the 2017 Annual Meeting?

 Richard (Rick) B. Hancock has worked in the biologic CDMO industry for over 30 years in various operational and executive roles, serving most recently as President and CEO of Althea, a large molecule CDMO producing a wide range of biologics, vaccines and parenteral products. Mr. Hancock was Althea’s CEO at the time it was purchased in 2013 for $175 million by multi-billion dollar Japanese chemicals company Ajinomoto Co., Inc. Prior to joining Althea in 1998, he was the Sr. Director of Operations at The Immune Response Corporation where he was responsible for manufacturing, process development, QA and related functions. He began his biotech career at Hybritech Inc. (now part of Eli Lilly & Company), one of the earliest pioneers in monoclonal antibodies where he was responsible for manufacturing and process development of injectable products. Mr. Hancock has made numerous technical presentations to industry organizations and published extensively on topics ranging from regulatory affairs and process and facility validation, to managing contract manufacturing relationships. He is currently the Chairman of the Board and Executive Director of Argonaut Manufacturing Services, Inc., a CDMO focused on the biotechnology and life sciences industries, and a director of each of Tempo Therapeutics, Inc., a company focused on regenerative tissue therapies using synthetic materials, and ALMA Life Sciences Foundation, a non-profit dedicated to bringing effective and inexpensive vaccines to those in need. Mr. Hancock received a BA in microbiology from Miami University.

1 Peregrine Form 8-K filed on October 23, 2017.

 Joel McComb is the CEO, Chairman and Co-Founder of BioSpyder Technologies, Inc., an innovative life sciences company that develops molecular profiling assay technology. From 2008-2010, Mr. McComb was a Senior Vice President and General Manager of Illumina, Inc., a $30 billion developer of genetic analytic tools for use with sequencing, genotyping and gene expression. From 2004-2007, Mr. McComb was the President of GE Healthcare’s Life Sciences and Discovery Systems division with over $600 million in annual sales, and from 2007-2008 he was the President of GE Healthcare’s $700 million Interventional Medicine division. Prior to GE Healthcare, Mr. McComb was the President, CEO and a director of Innovadyne Technologies, Inc., a fluidics technology company for drug discovery that was acquired in 2004 by Gilson, Inc., a private life sciences systems and equipment manufacturer. From 1995-2001 Mr. McComb held various positions at Beckman Coulter, Inc., including roles as General Manager of the Primary Care Diagnostic Division and Director of Corporate Business Development, Diagnostics and Bioresearch. Mr. McComb began his career in the Biotechnical Services Division of Charles River Laboratories (at the time a division of Bausch & Lomb Inc.) where he was a National Business Manager for the company’s monoclonal antibody CDMO division. Mr. McComb previously was a director of Bio-Rad Laboratories, Inc., a $6.5 billion clinical diagnostics and instrumentation company, from July 2014 to April 2017, with its stock appreciating approximately 23.9% annualized during his tenure. Mr. McComb earned a Bachelor of Science degree in genetics from the University of California, Davis and an MBA from Golden Gate University.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ronin Trading, LLC, together with the other participants named herein (collectively, “Ronin”), has filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of six highly qualified director nominees at the 2017 annual meeting of stockholders Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RONIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are Ronin Trading, LLC (“Ronin Trading”), John S. Stafford, III, SWIM Partners LP (“SWIM Partners”), SW Investment Management LLC (“SW Management”), Stephen White, Roger Farley, James J. Egan, Richard B. Hancock, Joel McComb, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian.

As of the date hereof, Ronin Trading directly beneficially owned 3,310,652 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), including 137,260 shares of Common Stock that may be acquired upon the conversion of 115,299 shares of the Company’s 10.50% Series E Convertible Preferred Stock, $0.001 par value per share (“Series E Preferred Stock”). Mr. Stafford, as the Manager of Ronin Trading, may be deemed to beneficially own the 3,310,652 shares of Common Stock beneficially owned directly by Ronin Trading. As of the date hereof, SWIM Partners directly beneficially owned 510,333 shares of Common Stock, including 10,333 shares of Common Stock that may be acquired upon the conversion of 8,680 shares of Series E Preferred Stock. As of the date hereof, an account separately managed by SW Management (the “SW Account”) held 203,714 shares of Common Stock, including 3,714 shares of Common Stock that may be acquired upon the conversion of 3,120 shares of Series E Preferred Stock. SW Management, as the general partner and investment adviser of SWIM Partners and the investment adviser of the SW Account, may be deemed to beneficially own the 714,047 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account. Mr. White, as the Manager of SW Management, may be deemed to beneficially own the 714,047 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account. As of the date hereof, Mr. Farley directly beneficially owned 301,190 shares of Common Stock, including 1,190 shares of Common Stock that may be acquired upon the conversion of 1,000 shares of Series E Preferred Stock. As of the date hereof, Messrs. Egan, Hancock, McComb, Sargen, Scanlan and Zarrabian did not beneficially own any securities of the Company.

Investor Contact:

Stephen White
SW Investment Management LLC
(312) 765-7033